                                                                     EXHIBIT 3.3

                       CERTIFICATE OF DESIGNATIONS OF 10%
          CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK, SERIES A
                          (PAR VALUE $0.01 PER SHARE)
                                       OF
                      AMERICAN PLUMBING & MECHANICAL, INC.

                 ---------------------------------------------

                       PURSUANT TO SECTION 151(g) OF THE
                            GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                  --------------------------------------------


                  The undersigned does hereby certify that the following resolutions were duly adopted by the Board of Directors of American Plumbing & Mechanical, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, at a meeting duly convened and held on March , 1999, at which a quorum was present and acting throughout:

                  WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (the "Charter"), authorizes a total of 115,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), issuable from time to time; (ii) 5,000,000 shares of restricted common stock, par value $0.01 per share, issuable from time to time and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable from time to time in one or more series; and

                  WHEREAS, the Corporation has entered into acquisition agreements (the "Acquisition Agreements"), dated February 11, 1999, with each of the following entities: Christianson Enterprises, Inc., GGR Leasing Corporation and Christianson Services, Inc., R.C.R. Plumbing, Inc., Teepe's River City Mechanical, Inc., Keith Riggs Plumbing, Inc., J.A. Croson Company and Franklin Fire Sprinkler Company, J. A. Croson Company of Florida, Power Plumbing Inc., Nelson Mechanical Contractors, Inc., Sherwood Mechanical, Inc. and Miller Mechanical Contractors, Inc., and the shareholders of each of those entities;

                  RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Charter, the Series A Preferred, be, and it hereby is, established, created and approved, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth on Exhibit A attached hereto and incorporated herein by reference for all purposes; and

                  FURTHER RESOLVED, that the proper officers be, and each hereby is, authorized, empowered and directed, by and on behalf of the Corporation and in its name, to prepare, execute and deliver, and file with the Secretary of State of the State of Delaware, a certificate of designations of the terms, limitations, rights and preferences of the Series A Preferred Stock (the "Certificate of Designations"), with the designations, voting and other powers, preferences, relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth on Exhibit A.

                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 31 day of March, 1999.

                              American Plumbing & Mechanical,  Inc.



                              By:   /s/ C. BYRON SNYDER
                                 ----------------------------------------
                                    C. Byron Snyder
                                    Director and Secretary

                                    EXHIBIT A


       Section 1. Number of Shares and Designation. This series of preferred stock shall be designated as "10% Cumulative Redeemable Convertible Preferred Stock, Series A" and the number of shares which shall constitute such series shall not be more than 1,048,820 shares, par value $.01 per share. For the purpose of this Certificate of Designations, the 10% Cumulative Redeemable Convertible Preferred Stock, Series A, shall be referred to as the "Series A Preferred."

       Section 2. Dividends.

       (a) General Obligation. When, as and if declared by the Board of Directors and to the extent permitted under the Delaware law, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred as provided in this Section 2. Dividends on each share of the Series A Preferred shall accrue on a daily basis at the rate of 10% per annum of the sum of the Liquidation Value (as defined in Section 3(f) hereof) thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is due and payable to the holder thereof in connection with the liquidation of the Corporation or the redemption of such share by the Corporation, (ii) the date on which such share is converted into shares of Common Stock as provided hereunder or (iii) the fortieth (40th) day immediately following the IPO Prospectus Delivery Termination Date (as defined in Section 6(a) hereof.) Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

       (b) Dividend Payment Dates. All dividends which have accrued on the Series A Preferred shall be payable on June 30 and December 31 of each year, beginning June 30,1999 (the "Dividend Payment Dates"). All dividends which have accrued on each share of Series A Preferred outstanding during the six-month period (or other period in the case of an initial Dividend Payment Date) ending upon such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such shares until paid to the holder thereof. If a Dividend Payment Date falls on any date other than a business day, the dividend payment due on such Dividend Payment Date shall be paid on the business day immediately following such Dividend Payment Date, with the same effect as if paid on the Dividend Payment Date without any additional accrual of dividends payable in respect of such delay. Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series A Preferred as they appear on the books of the Corporation at the close of business on a date (the "Dividend Record Date") fixed by the Board of Directors not more than 60 nor less than 30 days immediately preceding the applicable Dividend Payment Date.

       (c) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Series A Preferred held by each such holder.

       (d) Participation in Dividends with Common Stock. The Series A Preferred shall be entitled to receive dividends, in addition to the dividends otherwise payable pursuant to paragraph (a) above, on the same basis and in the same amount as any dividend declared and paid on the Common Stock, on a per share basis, (i) when, as and if declared by the Board of Directors, (ii) to the extent permitted by Delaware law and (iii) if, after taking into account all dividends declared and paid on the Common Stock from and after the first date of issuance of the Series A Preferred, the Corporation has paid to the holders of Common Stock cumulative dividends equal to the amount determined by applying, for each share of Common Stock outstanding at the time such determination is made, the rate of 10% per annum of the Common Stock Base Amount (as defined below) for the period commencing from (x) with respect to each share of Common Stock outstanding on the date of the first issuance of shares of Series A Preferred, the date of the first issuance of shares of Series A Preferred and
(y) with respect to each share of Common Stock issued thereafter, the date of such issuance. The "Common Stock Base Amount", as of any particular date, shall be equal to $13.00 per share (as adjusted proportionately for any stock dividends, combinations, splits or other similar events with respect to such shares).

       (e) The holders of shares of Series A Preferred shall not be entitled to receive any dividends or other distributions except as provided herein.

       Section 3. Liquidation.

       (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), each holder of Series A Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, after any distribution of payment is made upon any securities of the Corporation senior in ranking to the Series A Preferred (the "Senior Securities"), and before any distribution or payment is made upon any securities of the Corporation junior in ranking to the Series A Preferred (the "Junior Securities"), an amount in cash equal to the aggregate Liquidation Value of all shares of Series A Preferred held by such holder (plus all accrued and unpaid dividends thereon through the effective date of the Liquidation). If, upon any Liquidation and after payment or distribution is made upon any Senior Securities, the Corporation's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the Series A Preferred of the aggregate amount which they are entitled to be paid under this Section 3(a), then the entire assets available to be distributed to the holders of the Series A Preferred shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon through the effective date of the Liquidation) of the Series A Preferred held by each such holder.

       (b) After the payment or distribution to the holders of Series A Preferred in full of the preferential amount provided in Section 3(a), the holders of Common Stock shall be entitled to receive ratably an amount per share equal to the Common Stock Base Amount plus an amount equal to the cumulative dividend amount with respect to such share computed in accordance with clause
(iii) of Section 2(d) hereof. If, upon any Liquidation and after payment or distribution in full of the preferential amount specified in Section 3(a), the Corporation's assets to be distributed among the holders of the Common Stock are insufficient to permit payment to such holders of the Common

Stock of the aggregate amount to which they are entitled to be paid under this
Section 3(b), then the entire remaining assets available to be distributed shall be distributed pro rata among the holders of Common Stock.

       (c) After the payment or distribution to the holders of the Series A Preferred and the holders of the Common Stock as provided in Section 3(a) and
Section 3(b), the holders of Series A Preferred and the holders of the Common Stock shall be entitled to receive ratably, on a per share basis, all remaining assets of the Corporation to be paid or distributed.

       (d) Prior to a Liquidation, the Series A Preferred shall be convertible into Common Stock only in accordance with the provisions of Section 6 below.

       (e) Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), or the sale, conveyance, exchange or transfer (for cash, securities or other consideration) by the Corporation of all or any part of its assets, or the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation within the meaning of this Section 3.

       (f) The "Liquidation Value" of any share of Series A Preferred, as of any particular date, shall be equal to $13.00 (as adjusted proportionately for any stock dividends, combinations, splits or other similar events with respect to such shares).

       Section 4. Redemptions.

       (a) Redemption at the Option of the Holders.

              (i) Effective upon the occurrence of the third anniversary of the issuance of the shares of Series A Preferred, each holder of such shares shall have the right (a "Put Right"), but not the obligation, to require the Corporation to purchase the shares of Series A Preferred then owned by such holder. The purchase price for such redemption, which shall be paid out of funds legally available therefor, shall be the Liquidation Value of such shares plus all accrued and unpaid dividends thereon to the date of redemption (the "Redemption Date").

              (ii) The holders may exercise their Put Right by giving written notice (a "Put Notice") to the Corporation. Upon receipt of a Put Notice, the Corporation shall promptly mail a Redemption Notice (as defined below) to the holders exercising their Put Right which includes the information set forth in
Section 4(c) hereof. The Redemption Date with respect to the shares of Series A Preferred to be redeemed upon exercise of a Put Right shall in no event be later than 90 days after the date the Corporation first receives the Put Notice.

       (b) Redemption at the Option of the Corporation.

              (i) The Corporation may, in its sole discretion, at any time and from time to time upon prior written notice redeem all or any portion of shares of Series A Preferred then outstanding. The purchase price for each share of Series A Preferred to be redeemed pursuant to this Section 4(b), which shall be paid out of funds legally available therefor, shall be the greater of (i) the Liquidation Value of a share of Series A Preferred and (ii) the Fair Market Value (as defined below) of a share of Series A Preferred as of the Redemption Record Date (as defined below) plus, in the case of each of clauses (i) and
(ii), all accrued and unpaid dividends thereon to the Redemption Date. The Corporation shall mail a Redemption Notice which includes the information set forth in Section 4(c) hereof for each redemption to each holder of record thereof as of a date (the "Redemption Record Date") not more than 90 days nor less than 30 days prior to the Redemption Date.

              (ii) For the purpose of any computation under clause (i) above, the "Fair Market Value" of a share of Series A Preferred on any date shall be deemed to be, if the Common Stock is then listed or admitted for trading on the New York Stock Exchange ("NYSE"), the National Association of Securities Dealers Automated Quotation National Market ("NASDAQ"), or any over-the -counter market, the average of the daily Closing Prices for the Common Stock for the thirty (30) consecutive business days commencing forty-five (45) business days before such date or, if the Common Stock is not then listed or admitted for trading on the NYSE, NASDAQ or any over-the-counter market, the fair market value thereof as determined in good faith by the Corporation's Board of Directors. Where used herein, the "Closing Price" for each day shall be the reported last sale price regular way or in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case as reported on the New York Stock Exchange Composite Transactions reporting system or, if not so quoted, on the NYSE or, if at any time the Common Stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, on the NASDAQ, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on NASDAQ, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by the Board of Directors for such purposes.

              (iii) In the event the Corporation elects to redeem less than the total number of shares of Series A Preferred outstanding as of the Redemption Record Date, the number of shares of Series A Preferred to be redeemed from each holder thereof in redemptions pursuant to this Section 4(b) shall be the number of shares determined by multiplying (A) the total number of shares to be redeemed by the Corporation times (B) a fraction, the numerator of which shall be the total amount of Liquidation Value (plus aggregate accrued and unpaid dividends) represented by the shares held by such holder as of the Redemption Record Date, and the denominator of which shall be the total amount of Liquidation Value (plus aggregate accrued and unpaid dividends) represented by the all of the shares outstanding as of the Redemption Record Date.

       (c) Redemption Notice. The "Redemption Notice" sent to holders of shares of Series A Preferred pursuant to Section 4(a)(ii) or Section 4(b)(i) hereof shall set forth (A) the Redemption

Date for such redemption, (B) the total number of shares of Series A Preferred to be redeemed and (C) if fewer than all of the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder, (D) the purchase price for shares to be redeemed and (E) the place and time of day where share certificates are to be surrendered for payment of the redemption price. Upon mailing any Redemption Notice which relates to redemption at the option of the Corporation pursuant to Section 4(b) hereof, the Corporation shall become obligated to redeem the total number of shares specified in such notice on the Redemption Date specified therein.

       (d) Closing on the Redemption Date. Any closing of the sale of shares of Series A Preferred redeemed pursuant this Section 4 shall take place on the Redemption Date specified in the Redemption Notice at the time and place specified therein, unless mutually agreed to in writing by the Corporation and the redeeming holder. At such closing the Corporation shall make payment for the shares of Series A Preferred to be repurchased by wire transfer of immediately available funds to a bank account designated by such holder for such purpose and such holder shall deliver to the Corporation certificates, duly endorsed for transfer, representing the shares of Series A Preferred to be redeemed. In the case where fewer than the total number of shares represented by any certificate are redeemed, upon surrender at the closing of the certificate representing the redeemed shares, a new certificate representing the number of unredeemed shares of Series A Preferred shall be issued to the holder thereof without cost to the holder on the Redemption Date.

       (e) No Dividends after Redemption Date. No shares of Series A Preferred to be redeemed shall be entitled to any dividends accruing after the Redemption Date with respect to such shares. On such date, all rights attributable to such shares shall cease and such shares shall no longer be deemed to be issued and outstanding.

       Section 5. Voting Rights. (a) Except as set forth below or as otherwise provided by Delaware law, holders of shares of Series A Preferred shall not be entitled to vote as a separate class, but shall vote together with the holders of shares of all other classes of capital stock of the Corporation having general voting powers as one class, on all matters submitted to a vote of the Corporation's stockholders. Each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of full shares of Common Stock into which all shares of Series A Preferred Stock held by such holder would be converted pursuant to the provisions of Section 6(a)(i) hereof (as adjusted proportionately for any stock dividends, combinations, splits or other similar events with respect to such shares), at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed (assuming, for purposes of determining the number of votes if such shares of Series A Preferred were converted pursuant to Section 6, a price to the public of a share of Common Stock in an IPO (as defined in Section 6(a) hereof) of $13.00 per share). In all cases where the holders of shares of Series A Preferred have the right to vote separately as a class as provided elsewhere herein or otherwise by Delaware law, such holders shall be entitled to one vote for each such share held by them respectively.

       (b) Without the affirmative vote of the holders of not less than a majority of the shares of Series A Preferred, voting together as a single class, the Corporation shall not:

              (i) authorize the issuance of any new class or series of stock or reclassify any existing stock into stock having rights and preferences on parity with or prior and superior to the Series A Preferred as to dividends or amounts payable upon liquidation or dissolution;

              (ii) increase or decrease the total number of authorized shares of Series A Preferred;

              (iii) purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any of the Common Stock; provided, that this provision shall not apply to the repurchase of shares of Common Stock under the terms of the Acquisition Agreements; or

              (iv) make any amendment to the Certificate of Incorporation of the Corporation that would adversely change the rights, preferences, privileges or restrictions of or on the holders of the Series A Preferred set forth in this Certificate of Designations.


       (c) At any time and for so long as either (i) the Corporation has failed to punctually pay when due any redemption payment pursuant to Section 4 hereof or (ii) dividends payable on the Series A Preferred pursuant to Section 2 hereof have been in arrears and unpaid for a period of forty days following the applicable Dividend Payment Date, the Corporation shall not, without the affirmative vote of the holders of not less than a majority of the shares of Series A Preferred, voting together as a single class:

              (i) incur any additional indebtedness for borrowed money other than borrowings under any credit facility to which the Corporation is a party at such time and as in effect when any redemption payment becomes due and is unpaid or at the time any Dividend Payment becomes due and is unpaid;

              (ii) effect (or make any agreement or become obligated to effect) any (a) sale, lease, assignment, transfer or other conveyance of the assets of the Corporation or its Subsidiaries which individually or in the aggregate would constitute a Significant Subsidiary, (b) consolidation or merger involving the Corporation or any of its Subsidiaries, or (c) dissolution, liquidation or winding-up of the Corporation or any of its Subsidiaries; provided however that in no event shall the Corporation effect any sale, lease, assignment, transfer or other conveyance of the assets of the Corporation or its Subsidiaries to Affiliates of the Corporation;

              (iii) make (or permit any Subsidiary to make) any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation and except for any such loans and advances which do not in the aggregate exceed $250,000;

              (iv) make any loan or advance to any person, including, without limitation, any employee or director of the Corporation or any Subsidiary, except advances and similar expenditures in the ordinary course of business; or

              (v) acquire, by purchase, exchange, merger or otherwise, all of substantially all of the properties or assets of any other corporation or entity.

       (d) Definitions. For purposes of this Section 5, the following terms shall have the means ascribed to them herein:

       "Affiliates" means with respect to any person or entity, any other person or entity that directly or indirectly, controls, is controlled by, or is under common control with such person or entity.

       "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

       "Significant Subsidiary" means any Subsidiary of the Corporation that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

       "Subsidiary" of any Person means (i) any corporation of which at least a majority of the aggregate voting power of all classes of the Voting Stock is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Voting Stock of such entity entitling the holder thereof to vote or otherwise participate in the selection of the governing body, partners, managers or others that control the management and policies of such entity. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Corporation.

       "Voting Stock" with respect to any Person, means securities of any class of capital stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body, partners, managers or others that control the management and policies of such Person.

       Section 6. Conversion.

       (a) Conversion at Election of Corporation

              (i) Upon and at any time and from time to time after the consummation of a firm commitment underwritten initial public offering of the Common Stock managed by one or more nationally recognized national investment banking firms which is registered under the Securities Act of 1933 (an "IPO"), the Corporation may convert all or any portion of the issued and outstanding shares of Series A Preferred at a conversion ratio of one share of Common Stock for each share of Series A Preferred to be converted (the "Equivalent Basis Conversion Ratio"), provided, however, that if the Equivalent Basis Conversion Ratio results in a lesser number of shares of Common Stock upon conversion of a share of Series A Preferred than the Floating Conversion Ratio (as defined in

Section 6(c) hereof), then the conversion of the Series A Preferred pursuant to this Section 6(a) shall be made utilizing the Floating Conversion Ratio.

              (ii) In the event that the Corporation elects to convert shares of Series A Preferred, the Corporation shall mail a Conversion Notice (as defined below) which includes the information set forth in paragraph 6(b) hereof for each conversion to each holder of record thereof as of a date (the "Conversion Record Date") not more than 90 days nor less than 30 days prior to the date of conversion specified in the Conversion Notice (the "Corporation-Elected Conversion Date"). In the event the Corporation elects to convert less than the total number of shares of Series A Preferred outstanding as of the Conversion Record Date, the number of shares of Series A Preferred of each holder to be converted pursuant to this Section 6(a) shall be the number of shares of Series A Preferred determined by multiplying the total number of shares of Series A Preferred to be converted by the Corporation times a fraction, the numerator of which shall be the total amount of Liquidation Value (plus aggregate accrued and unpaid dividends) represented by the shares held by such holder as of the Conversion Record Date, and the denominator of which shall be the total amount of Liquidation Value (plus aggregate accrued and unpaid dividends), determined as of the applicable Conversion Date, represented by all of the shares outstanding as of the Conversion Record Date.

              (iii) The "Conversion Notice" sent to holders of shares of Series A Preferred pursuant to Section 6(a)(ii) hereof shall set forth (A) the Corporation-Elected Conversion Date for such conversion, (B) the total number of shares of Series A Preferred to be converted, (C) the number of shares of Series A Preferred held by such holder, (D) the conversion ratio applicable to such conversion and (E) the time of day and place where Series A Preferred share certificates are to be surrendered on the Corporation-Elected Conversion Date in exchange for certificates representing shares of Common Stock. Upon mailing any Conversion Notice which relates to conversion at the option of the Corporation, the Corporation shall become obligated to convert the total number of shares of Series A Preferred specified in such notice into shares of Common Stock on the Corporation-Elected Conversion Date specified therein.

              (iv) The holders of Series A Preferred shall surrender certificates representing the number of shares of Series A Preferred specified in the Conversion Notice at the time and place specified therein on the Corporation-Elected Conversion Date, duly endorsed for transfer.

       (b) Conversion at Election of Holder.

              (i) At any time and from time to time prior to the filing by the Corporation of a registration statement with the Securities and Exchange Commission (the "SEC") relating to a proposed IPO (the "IPO Registration Statement"), a holder of Series A Preferred may convert all or any portion of the issued and outstanding shares of Series A Preferred owned by such holder at the Equivalent Basis Conversion Ratio. In the event that the Corporation determines to file an IPO Registration Statement, the Corporation shall give written notice to each holder of Series A Preferred not less than 30 days prior to filing the IPO Registration Statement with the SEC.

              (ii) Each conversion of shares of Series A Preferred pursuant to
Section 6(b) shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of such Series A Preferred to be converted, together with properly executed conversion instructions or powers, have been surrendered for conversion at the principal office of the Corporation (the "Holder-Elected Conversion Date").

              (iii) Notwithstanding anything to the contrary in this Section 6(b), from and after the receipt by a holder of Series A Preferred of a Redemption Notice from the Corporation pursuant to Section 4(b) through 5:00 p.m. New York time on the business day immediately preceding the Redemption Date related thereto, a holder of Series A Preferred may convert all or a portion of the issued and outstanding shares of Series A Preferred owned by such holder at the Equivalent Basis Conversion Ratio.

       (c) Conversion Following IPO.

              (i) Not later than the 25th day following the date of the final prospectus filed with the SEC in connection with the IPO (the "IPO Prospectus Delivery Termination Date"), the Corporation shall give written notice to each holder of Series A Preferred stating that (i) the IPO has been completed and
(ii) the Series A Preferred then outstanding will convert, without any further action on the part of the Corporation or the holder of Series A Preferred, into shares of Common Stock at the Floating Conversion Ratio (as defined below) unless, on the fortieth (40th) day immediately following the IPO Prospectus Delivery Termination Date, unless on or prior to such fortieth (40th) day such holder gives written notice (a "Non-Conversion Notice") to the Corporation that such holder desires that such holder's shares of Series A Preferred not be converted into shares of Common Stock pursuant to Section 6(c)(ii).

              (ii) In the event that the Corporation does not receive a Non-Conversion Notice from a holder of Series A Preferred on or prior to the fortieth (40th) day immediately following the IPO Prospectus Delivery Termination Date, then the shares of Series A Preferred owned by such holder will convert, without any further action on the part of the Corporation or such holder, into shares of Common Stock at the Floating Conversion Ratio.

              (iii) The Floating Conversion Ratio shall mean, with respect to each share of Series A Preferred, a number of shares of Common Stock determined by multiplying one by a fraction, the numerator of which is the Liquidation Value (without the inclusion of any accrued but unpaid dividends), determined as of the applicable Conversion Date (as defined below), and the denominator of which is the price to the public of a share of the Common Stock in the IPO.

              (iv) Nothing in this Section 6(c) shall prevent a holder of Series A Preferred from giving a Put Notice pursuant to Section 4(a) hereof prior to the effectiveness of the conversion of Series A Preferred into Common Stock pursuant to Section 6(c)(ii), and, in the event that a holder of Series A Preferred gives a Put Notice prior to the effectiveness of such conversion, the Corporation will be obligated to redeem the Series A Preferred subject to such Put Notice in accordance with the provisions of Section 4(a).

       (d) Closing on the Conversion Date.

              (i) As promptly as possible after a Corporation-Elected Conversion Date or a Holder-Elected Conversion Date or the date of a conversion effected in accordance with Section 6(c) hereof (each, a "Conversion Date"), but in any event within five business days thereafter, the Corporation shall deliver or cause to be delivered to or for the account of the holders of the converted shares of Series A Preferred: (A) payment in cash, out of funds legally available therefor, in an amount equal to all accrued dividends (whether or not declared or currently payable) with respect to each share converted which have not been paid prior to the applicable Conversion Date; (B) in lieu of any fractional shares to which the holder would otherwise be entitled, payment in cash, out of funds legally available therefor, in an amount equal to such fraction of a share multiplied by the price to the public of a share of the Common Stock in the IPO; (C) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and (D) a certificate representing any shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

              (ii) If the Corporation is not permitted under applicable law to make the cash payment under subparagraph (ii) above, the Corporation shall make such payments to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder in such case, the Corporation shall provide such holder with written evidence of its obligation to such holder.

              (iii) The issuance or delivery of certificates for shares of Common Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of shares of Series A Preferred converted.

       (e) No Dividends After Conversion Date. No shares of Series A Preferred to be converted shall be entitled to any dividends accruing after the applicable Conversion Date with respect to such shares. On such date, all rights attributable to such shares shall cease, such shares shall no longer be deemed to be issued and outstanding and the persons or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. In the event certificates representing the shares of Series A Preferred to be converted are not delivered on the applicable Conversion Date, such certificates will thereafter represent only the right to receive shares of Common Stock upon their surrender.

       (f) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Equivalent Basis Conversion Ratio and the Floating Conversion Ratio (each, a "Conversion Ratio") in effect immediately prior to such subdivision shall be proportionately increased, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, each Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased; provided, however, the issuance by the Corporation of additional shares of Common Stock in an IPO or otherwise (including without limitation (i) upon the exercise of any options to purchase Common Stock which may have been granted from time to time by the Corporation or
(ii) as dividends on any series of Preferred Stock) for cash, property or services shall not result in any adjustment of either Conversion Ratio. Promptly following any such adjustment of either Conversion Ratio, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation and the effective date of such adjustment.

       (g) Sale of Assets, Merger, Consolidation or Change of Control. In the event of (i) any sale of all or substantially all of the Corporation's assets in one transaction or series of transactions, (ii) any merger or consolidation which involves the Corporation in which the Corporation is not the surviving entity or (iii) any transaction after which the combined voting power of the Corporation then held by persons other than the holders of voting stock as of the date of the closing of Acquisition Agreements constitute 50% or more of the combined voting power of the Corporation outstanding as of the date of the consummation of such transaction (a "Reorganization Transaction"), prior to the consummation of such Reorganization Transaction, the Corporation shall make appropriate provisions to insure that each of the holders of Series A Preferred shall thereafter have the right to acquire and receive, such shares of stock, securities or assets as such holder would have received in connection with such Reorganization Transaction if such holder had converted its Series A Preferred immediately prior thereto.

       (h) Reservation of Common Stock. So long as any shares of the Series A Preferred remain outstanding, the Corporation will at all times reserve from its authorized Common Stock a sufficient number of shares to provide for the conversion rights herein set forth and will take such corporate action, in the event of an adjustment in either Conversion Ratio, as may be necessary in order that it may validly and legally issue fully paid and nonassessable shares of Common Stock upon conversion of the Series A Preferred.

       Section 7. Lost Share Certificates. In the event a holder of shares of Series A Preferred is unable to deliver physical certificates representing such shares for redemption or conversion, such holder, in lieu of delivering such certificates, must notify the Corporation, and any transfer agent that the Corporation may request, that such certificates have been lost, stolen, or destroyed and execute an agreement reasonably satisfactory to the Corporation in its sole discretion to indemnify the Corporation from any loss incurred by it in connection therewith. In such event, such notice and agreement must be received by the Corporation not less than ten days in advance of the applicable Redemption Date or Conversion Date, as the case may be.

       Section 8. Registration Books; Record Holders. The Corporation will keep, or cause to be kept, at its principal office (or at the office of its agent for such purpose) proper books in which the names and addresses of the holders of shares of Series A Preferred issued by the Corporation shall be registered and in which transfers of such shares may be registered. The Corporation may treat the registered holder of any shares of Series A Preferred as the absolute owner thereof for the purpose of receiving all dividends and redemption payments thereon and for all other purposes, and the Corporation shall not be affected by any notice or knowledge to the contrary.

       Section 9. No Consent for Certain Actions. Except as provided in Section 5 hereof, no consent, approval or vote of the holders of Series A Preferred shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the creation of any class of Junior Securities or Senior Securities, (iii) the authorization of additional shares of any Junior Security or Senior Securities, (iv) the issuance of shares of Junior Securities or Senior Securities or (v) the repurchase or redemption of shares of Common Stock pursuant to the provisions of the Acquisition Agreements.

       Section 10. No Preemptive Rights. The holders of Series A Preferred shall not have preemptive rights to acquire additional, unissued or treasury shares of capital stock of the Corporation.

       Section 11. Amendment and Waiver. The Corporation may not amend this Certificate of Designations or waive compliance with any of the provisions hereof without, in either instance, the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of a majority of the shares of Series A Preferred then outstanding.

       Section 12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

       Section 13. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by first class mail or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation (attention: Secretary) at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.


                              *     *     *     *

       IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and attested this _____ day of March, 1999.


                                    AMERICAN PLUMBING & MECHANICAL, INC.


                                    By:
                                       ---------------------------------------
                                               David Baggett
                                               Chief Financial Officer


Attest:


By:
   -----------------------------
       C. Byron Snyder
       Secretary